Exhibit 99.1

Plains All American Executes Definitive Agreements for $850 million Sale of Natural Gas Storage Assets to Hartree Partners

Transaction positions Plains to exceed $750 million 2021 asset sales target (estimated closing: 3Q21)

HOUSTON – June 8, 2021 – Plains All American (Nasdaq: PAA & PAGP) and Hartree Partners, LP (“Hartree”) today announced the execution of definitive agreements whereby Plains will sell its Pine Prairie and Southern Pines natural gas storage facilities to an affiliate of Hartree for a total cash consideration of $850 million (the “transaction”).

“Today’s announcement marks a key step in the execution of our 2021 Plan and deleveraging program. Successful completion of this transaction will enable Plains to exceed our 2021 asset sales target of $750 million, generating additional free cash flow and building momentum to reduce debt and increase investor returns,” said Willie Chiang, Chairman and CEO of Plains. “This is a win-win transaction for both parties. Plains is exiting at an attractive valuation within a timeframe consistent with our expectations, while Hartree is receiving high-quality critical infrastructure in a strategic market. We thank our PAA Natural Gas team members for their dedication to excellence over the past decade plus, and we know they will contribute as part of Hartree to continue to unlock further value.”

“The Pine Prairie and Southern Pines natural gas storage facilities are two of the highest performing natural gas storage facilities in the United States,” said Steve Semlitz, co-founder of Hartree Partners. “We are attracted to the facilities’ strategic location in the Gulf Coast and diverse mix of pipeline, utility and LNG customers. Hartree looks forward to working with the existing management and operating teams to build upon their outstanding customer relationships and operating track record.”

The assets included in the transaction consist of approximately 70 billion cubic feet of total working gas capacity across nine caverns, along with associated base gas, header pipelines and compression facilities. Subject to the receipt of regulatory approvals and customary closing conditions, the transaction is expected to close in the third quarter of 2021. As of June 30, 2021, Plains will re-classify the assets associated with the transaction to “held for sale” on its balance sheet and recognize a corresponding non-cash loss of approximately $480 million in accordance with GAAP requirements.

The following advisors served in their respective roles for the transaction: Wells Fargo Securities, LLC served as Plains’ exclusive financial advisor, Vinson & Elkins LLP acted as legal counsel to Plains, and Milbank LLP acted as legal counsel to Hartree.

About Plains

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids ("NGL"), and natural gas. PAA owns an extensive network of pipeline transportation, terminalling, storage, and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 5 million barrels per day of crude oil and NGL in its Transportation segment.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America.

PAA and PAGP are headquartered in Houston, Texas. For more information, please visit www.plainsallamerican.com.

About Hartree

Hartree is a well-established global merchant commodities firm concentrating in energy and its associated industries. Formed in 1997, the firm focuses on identifying value in the production, refinement, transportation and consumption of tradable commodities including: electric power, natural gas, natural gas liquids, refined products, crude oil, fuel oil, freight, metals, carbon and petrochemicals, among others. Hartree is jointly owned by its senior management and certain funds managed by Oaktree Capital Management, L.P. For more information, please visit www.hartreepartners.com.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this release consist of forward-looking statements that involve certain risks and uncertainties that could cause actual results or outcomes to differ materially from results or outcomes anticipated in the forward-looking statements. These risks and uncertainties include, among other things, market constraints, third-party constraints, legal constraints (including governmental orders or guidance), or other factors; unforeseen delays with respect to the receipt of regulatory approvals and completion of other closing conditions; and other factors and uncertainties inherent in transactions of the type discussed herein or in our business as discussed in PAA’s and PAGP’s filings with the Securities and Exchange Commission.

Contact:

Brett Magill

Director, Investor Relations

(866) 809-1291